EXECUTION VERSION

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THE AMENDMENT, effective as of May 1, 2026 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated June 22, 2018 (as amended from time to time, the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Insight North America LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides certain investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of June 22, 2018, as amended, with the Trust (the “Advisory Agreement”) with respect to the Six Circles Tax Aware Intermediate Duration Fund (“Tax Aware Intermediate Duration Fund”);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to employ sub-advisers to perform certain of its duties under the Advisory Agreement, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide a new investment strategy sleeve with respect to the newly renamed Tax Aware Intermediate Duration Fund (formerly the Tax Aware Ultra-Short Duration Fund) in the provision of a continuous investment program for that portion of the assets of the Tax Aware Intermediate Duration Fund which the Adviser may from time to time allocate to the Sub-Adviser in accordance with the terms of the Agreement and the Sub-Adviser is willing to furnish such services;

WHEREAS, the Parties desire to amend Schedule A of the Agreement to change the name of the Tax Aware Ultra-Short Duration Fund to the new name, Tax Aware Intermediate Duration Fund and to add the new investment strategy sleeve, so that the Sub-Adviser may render certain investment sub-advisory services for the Tax Aware Intermediate Duration Fund pursuant to the Agreement; and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby deleted and replaced with Appendix A attached hereto and incorporated into the Agreement, to become effective with respect to the Tax Aware Intermediate Duration Fund on the date set forth above (the “Effective Date”).

2.

With respect to the Tax Aware Intermediate Duration Fund, this Amendment shall continue in effect for a period of two years from the Effective Date, and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Tax Aware Intermediate Duration Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

3.	The Parties acknowledge that each of its representations and warranties contained in the Agreement are true and correct as of the Effective Date.

4.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Gregory McNeil
Title:	Managing Director

INSIGHT NORTH AMERICA LLC

By:
Name:	Ciaran Carr
Title:	Head of Client Solutions Group

By:
Name:	Michael Houle
Title:	Head of Relationship Management

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